Exhibit 99.1

Galectin Therapeutics to Webcast Corporate Update on December 4, 2019 after Annual Meeting of Stockholders

NORCROSS, Ga., November 26, 2019 (GLOBE NEWSWIRE) — Galectin Therapeutics Inc. (NASDAQ:GALT), the leading developer of therapeutics that target galectin proteins, announced today that Harold H. Shlevin, Ph.D., president and chief executive officer, will present a corporate update via live webcast immediately following the business portion of its 2019 Annual Meeting of Stockholders. The webcast is expected to commence at approximately 9:30 a.m. ET on Wednesday, December 4, 2019.

The webcast can be accessed via the investor relations portion of the Galectin Therapeutics website at http://investor.galectintherapeutics.com/. The presentation can be heard via teleconference by dialing 866-225-1342 (within the United States). A list of international dial-in numbers can be found here. The passcode for participants is 2856445641.

Please log in approximately 10 minutes before the event to ensure a timely connection. You may also test your connection prior to the start of the presentation by visiting: https://dentons.adobeconnect.com/galt_board. The webcast will be archived on the Company’s website.

For stockholders in attendance, there will be a question and answer period following the presentation at which pre-submitted written questions will be answered. Questions must be submitted via email by end of the day on Monday, December 2, 2019 to ir@galectintherapeutics.com. The Company will cover as many submitted questions as possible in the time allotted.

About Galectin Therapeutics

Galectin Therapeutics is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, which are key mediators of biologic function. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. The Company is pursuing a development pathway to clinical enhancement and commercialization for its lead compounds in liver fibrosis and cancer.

Additional information is available at www.galectintherapeutics.com.

Contact

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com